Exhibit 4.17

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made and entered into as of December 3, 2017, by and among PV Nano Cell Ltd., an Israeli Company (the “Purchaser”), Digiflex Ltd., an Israeli company (the “Company”), the stockholders of the Company as set forth on the signature pages to this Agreement (collectively, the “Stockholders” and, individually, a “Stockholder” and together with the Company “Seller Parties”) and Moshe Zimmerman as Stockholder Representative (the “Stockholder Representative”).

Recitals

Whereas, the Stockholders, representing the entire share capital of the Company on a fully diluted basis, desire to sell to and exchange with the Purchaser all of the securities of the Company that they hold for securities of the Purchaser as set forth herein (the transactions set forth herein, the “Transactions”);

Whereas, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, the Stockholders listed on Schedule A and Jet CU P.C.B Ltd (“Jet CU”) shall invest in the Purchaser an aggregate amount of US $ 1,100,000 under the terms of the Share Purchase Agreement attached hereto as Schedule B (the “Investment Transaction” “SPA” respectively), and as a condition to the Transactions under this Agreement, out of which an amount of US $56,344 was already advanced to the Company and shall be part of the Investment Transaction. The investment amount will be transferred by the applicable Stockholders to a trustee prior to the Closing and will be transferred to the Purchaser as detailed below.

Whereas. all capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth in EXHIBIT 1 hereto.

Now, Therefore, in consideration of the respective covenants, agreements and representations and warranties set forth in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I DESCRIPTION OF TRANSACTION

Section 1.1 Exchange of Shares and Investment Transaction

(a) Subject to the terms and conditions in this Agreement, at the Closing, each Stockholder agrees to sell, transfer, assign and deliver to the Purchaser such number of (i) Ordinary Shares of the Company, par value NIS 0.01 per share (“Shares”) and (ii) Preferred A Shares, Preferred B Shares and Preferred C Shares of the Company, par value NIS 0.01 per share (“Preferred A Shares”, “Preferred B Shares” and “Preferred C Shares” and, together with the Ordinary Shares, the “Shares”), set forth opposite its name on Schedule C, together with any additional Shares which may be issued to a Stockholder after the date hereof, but prior to Closing, as a result of the conversion of any Company Notes and the exercise of any Company Options or Company Warrants, free and clear of all Liens, and the Purchaser agrees to sell and issue to all such Stockholders, as applicable, in exchange for the Shares, such number of shares of common stock, par value NIS 0.01 per share of the Purchaser representing in the aggregate 25% of the share capital of the Purchaser on a fully diluted basis at closing, free and clear of all Liens (the “Purchaser Common Stock”) in accordance with the conversion rate and the agreed valuation described in Schedule C (“Agreed Value”) and as set forth opposite each Stockholder’s name on Schedule C.

(b) Transfer Restrictions. The Purchaser Common Stock may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Purchaser’s shares other than pursuant to an effective registration statement or Rule 144, to the Purchaser or to an Affiliate of a Stockholder or in connection with a pledge, the Purchaser may require the transferor thereof to provide, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Purchaser, the form and substance of which opinion shall be reasonably satisfactory to the Purchaser, to the effect that such transfer does not require registration of such transferred shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Stockholder under this Agreement and the other Ancillary Agreements.

(c) The investment amount under the Investment Transaction will be transferred to Purchaser as follows:

An amount of US $443,656 shall be transferred to the Purchaser at the Closing and US $56,344 was already advanced to the Company, totaling US $500,000 (“First Payment”);

An amount of USD 600,000 shall be transferred to the Purchaser by Jet CU no later than December 30 2017 (“Second Payment”).

(d) The Stockholders who are shareholders or office holders in Jet CU (“Affiliated Stockholders”) shall cause Jet CU to perform under the SPA. Failure by Jet CU to pay the Second Payment by December 30 2017 which is not cured by January 30, 2018, shall results in, without derogating from any other remedy available to the Purchaser under this Agreement, the forfeiture of all the shares issued to the Affiliated Stockholders in the Investment Transaction and in addition forfeiture of 400,000 Purchaser Common Stock issued to the Affiliated Stockholders in connection with the Share exchange, in accordance with the allocation described in Schedule A or in accordance with the written instructions signed by all the Affiliated Stockholders. The Purchaser shares issued to the Affiliated Stockholders under the SPA of the Investment Transaction, shall be deposited with the Paying Agent in escrow until the Second Payment is made by Jet CU. The provisions of the Escrow Agreement shall apply also to the release of the Purchaser Units (as defined in the SPA|) issued to the Affiliated Stockholders under the SPA. The terms of subsections (c) and (d) of this Section 1.1 shall prevail any contradicting terms of the SPA.

Section 1.2 Conversion of Company Notes

(a) Subject to the terms and conditions in this Agreement, effective as of the Closing, all outstanding Indebtedness of the Company under the Company’s outstanding convertible notes (the “Company Notes”) shall be converted into Shares in accordance with their terms. If such Company Notes have not been converted as of the date of the Closing, such Company Note shall be deemed automatically cancelled and forfeited, effective immediately prior to the Closing. As a result of such conversion or forfeiture, each Company Note holder will be the holder of that number of Shares set forth opposite such Company Notes holder’s name on Schedule C hereto which shall be updated prior to the Closing, as of immediately prior to the Closing, and such shares will be exchanged pursuant to the Transactions, as described in Section 1.1(a) above. The Company Notes will be cancelled after such conversion.

Section 1.3 Assumption and Substitution of Company Options and Exercise of Warrants.

(a) Subject to the terms and conditions in this Agreement, effective as of the Closing, all the issued, outstanding and unexercised options (the “Company Options”) to purchase or otherwise receive Ordinary Shares of the Company that were granted under the Company’s 2010 Employee Share Option Plan (the “Company Option Plan”) that are held individually or by the trustee of the Company Option Plan (the “Trustee”) for the benefit of certain individuals, in each case as set forth on Schedule D hereto (the “Company Option Holders”), which represents all of the outstanding Company Options whether vested or unvested, shall be assumed and substituted by the Purchaser for the number of options to acquire shares of Purchaser Common Stock set forth opposite such Company Option Holder’s name on Schedule D hereto (each a “Replacement Option”). Each Company Option so assumed and substituted by the Purchaser pursuant to this Section 1.3(a) shall continue to have the same expiration date, vesting schedule and aggregate exercise price as in effect immediately prior to the Closing; provided that (x) such Replacement Option shall be exercisable for that number of whole shares of Purchaser Common Stock set forth opposite such Company Option Holder’s name set forth on Schedule D hereto and (y) the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of such substituted Company Option shall be as set forth opposite such Company Option Holder’s name set forth on Schedule D hereto. The Replacement Options shall be governed by the Purchaser’s 2010 Option Plan and individual option grant agreements or other similar agreements. The Company shall obtain the consent of the Company Option Holders to the replacement of their Company Options, in the form attached hereto as Schedule E including their confirmation that they understand that there is no guarantee that the Replacement Options shall enjoy a preferred tax arrangement and that neither the Purchaser nor the Company are obligated towards the Option Holders to apply for any tax ruling.

(b) Subject to the terms and conditions in this Agreement, each Person who holds warrants (each a “Company Warrant Holder”) to purchase or otherwise acquire Shares of the Company, as set forth on Schedule C hereto, which represents all of the outstanding warrants to purchase or otherwise acquire Ordinary Shares of the Company, (the “Company Warrants”) whether vested or unvested and that are unexercised as of the date of this Agreement, hereby agrees and acknowledges that (i) prior to the Closing such Company Warrant Holder will exercise their Company Warrants in accordance with the exercise procedures set forth in the Company Warrants, and (ii) that if such Company Warrant has not been exercised as of the date of the Closing, such Company Warrant shall be deemed automatically forfeited and cancelled, effective immediately prior to the Closing. As a result of such exercise or forfeiture, each Company Warrant Holder will be the holder of that number of Shares set forth opposite such Company Warrant Holder’s name on Schedule C hereto as updated immediately prior to the Closing, and such shares will be exchanged pursuant to the Transactions, as described in Section 1.1(a) above. The Stockholder Representative and the Company shall determine the final Schedule C, and all Stockholders agree that their determination shall be binding and final.

Section 1.4 Withholding. The Stockholders shall be responsible for the payment of any and all Taxes levied on account of the Purchaser Common Stock issued to Stockholders by Purchaser under this Agreement. Stockholders shall obtain an unequivocal approval or certification from the applicable taxing authorities evidencing the payment of the applicable Taxes or an exemption from such withholding. The provisions of the Paying Agent Agreement shall apply to withholding of any Taxes due by the Stockholders. Each Stockholder confirms that he/she/it understands that failure to provide a withholding certificate shall impose tax liability according to the ITO and to the extent that such Stockholder did not wire the cash amount covering the applicable Tax to the Paying Agent when due, the certificate(s) representing the Shares will be returned to Purchaser, and the Purchaser shall hold them in accordance with the applicable terms of the Paying Agent Agreement, mutatis mutandis. By signing this Agreement, each Stockholder hereby agrees to be included in the Tax Ruling and to comply with its terms, to the extent submitted by the Company, and to sign each and any document required for that purpose.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to the Purchaser, severally and not jointly, as of the date hereof and as of the Closing Date, all the representations and warranties contained in Exhibit 2 attached hereto. Such representations and warranties are subject to the qualifications and exceptions set forth in the applicable schedules referred to herein. References to the knowledge or awareness of each of Stockholder are deemed to include the actual knowledge or awareness of such Stockholder and any knowledge that such Stockholder should have obtained after reasonable inquiry taking into consideration his involvement with the Company and its Affiliates, provided however that with respect to representation regarding the Company and its Affiliates, such references are deemed to also include the best knowledge or awareness of any of the Company’s and its Affiliates officers and any knowledge that such officer should have obtained after reasonable inquiry in the course of the performance of his/her respective duties on behalf of the Company and its Affiliates. The term Company is this Section shall also refer to the Company’s Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller Parties that each statement contained in Exhibit 3 attached hereto is true and correct as of the date hereof and as of the Closing Date. Such representations and warranties are subject to the qualifications and exceptions set forth in the applicable schedules referred to in Exhibit 3. References to the knowledge or awareness of each the Purchaser is deemed to include the actual knowledge or awareness of the Purchaser’s CEO and any knowledge that the CEO should have obtained after reasonable inquiry in the course of the performance of his respective duties on behalf of the Company and its Affiliates.

ARTICLE IV

CERTAIN COVENANTS AND AGREEMENTS

Section 4.1 Conduct of Business Pending Closing. From the date hereof until the Closing, the Company will:

(a) maintain its existence in good standing;

(b) maintain the general character of its business and properties and conduct its business in the Ordinary Course of Business, except as otherwise expressly permitted by this Agreement;

(c) maintain its business and accounting records consistent with past practices;

(d) the Company will file on a timely basis with the appropriate taxing authorities all tax returns required to be filed, and pay all Taxes due, before the Closing Date; and

(e) use commercially reasonable efforts to (i) preserve its business intact, and (ii) keep available to the Company the services of its present officers and employees.

(f) with respect to any Company Option Holder who exercises their option to acquire Ordinary Shares, for purposes of the Transactions described herein, (i) treat such Company Option Holder as a Stockholder, (ii) treat any shares issued pursuant to the exercise of such Company Options as Ordinary Shares, and (iii) have such Company Option Holder sign an addendum to this Agreement, joining this Agreement as a Stockholder with respect to the Ordinary Shares acquired by such Option Holder upon exercise of their Company Option.

(g) Convert and Exercise all Company Notes and Company Warrants, as further described in Sections 1.2 and 1.3 above.

(h) Obtain the approval of the Purchaser’s auditors to the audited financial statements of the Company as and for the period ended December 31, 2015 and December 31, 2016 and unaudited financial statements as and for the period ended September 30, 2017 (the “Financial Statements”), in accordance with United States generally accepted accounting principles;

Section 4.2 Prohibited Actions Pending Closing. Unless otherwise expressly permitted herein or approved by the Purchaser or the Company in writing, as applicable, from the date hereof until the Closing, neither the Company nor the Purchaser shall:

(a) allow any Material Change to its business;

(b) enter into or amend a material contracts or transactions or agreements;

(c) make or commit to any significant liaberilities or other commitments, not in the ordinary course of business;

(d) acquire, sell, assign, encumber or otherwise dispose any material assets;

(e) alter or agree to alter its incorporation documents;

(f) declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock or repurchase, redeem or acquire any outstanding shares of capital stock or other securities of, or other ownership interest in;

(g) change accounting or tax reporting principles, methods or policies;

(h) make, change or rescind any material election concerning Taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any tax ruling;

(i) cause to occur, by act or omission, an event or series of event, whether related or not, which may have, from the perspective of the other party, a Material Adverse Effect on the business, assets or financial condition of the other party or on the transactions contemplated by this Agreement;

(j) make or commit to make any capital expenditures or capital additions or betterments in excess of $10,000 individually or $40,000 in the aggregate except that the Purchaser shall not be subject to such limitation with respect to ordinary course expenditures;

(k) (i) mortgage, pledge or subject to any lien any of its assets, or (ii) acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of the Company, except in the case of clause (ii), in the Ordinary Course of Business;

(l) make any loans or capital contributions to, or investments in, any Person or pay any fees to any director, officer, partner or Affiliate thereof or to any Company Stockholder (who is not a director, officer or partner) or Affiliate of any Company Stockholder (other than business expenses incurred in the Ordinary Course of Business);

(m) institute or settle any legal proceeding; and

(n) agree, commit, arrange or enter into any understanding to do anything set forth in this Section 4.2.

(o) Without derogating from the above,

(i) the Purchaser shall not be precluded from completing the following transactions which are currently contemplated: financing transaction through equity/debt/convertible loan not to exceed USD $2,000,000, purchase additional printers and establish of new joint venture in China. Purchaser may also continue to raise equity investments in the framework of the Private Placement Offering as described in the F-20 submitted by Purchaser to the SEC.

(ii) the Purchaser, the Company and the Stockholders shall not be precluded from any action or activity that is required or advisable for the fulfillment or the performance of the Purchaser, the Stockholders’ and/or Company’s obligations under this Agreement.

Section 4.3 Access to Information. The Company shall cause its officers, directors, employees and agents to, afford the officers, employees and agents of the Purchaser complete access at all reasonable times, from the date hereof to the Closing, to its officers, employees, agents, properties, books and records, and shall furnish Purchaser all financial, technical, operating and other data and information as Purchaser, through its officers, employees or agents, may reasonably request. The information shall include the delivery of complete formulas of the Company’s inks and other products sold by the Company, at least two weeks before Closing. Purchaser shall keep all information discovered in the course of such investigation confidential.

Section 4.4 Reasonable Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions and the other transactions contemplated hereby as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Transactions, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

Section 4.5 Cooperation on Tax Matters.

(i) The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns related to the Transaction and any audit or legal proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit or legal proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) Stockholder Representative, on behalf of the Stockholders, further agree, upon request, to use its respective best efforts to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce, or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) The Stockholders shall obtain no later than 180 days of the Closing the following tax rulings from the Israel Tax Authority: ruling regarding the exchange of the options of the Option Holders (“Tax Ruling”).

(iv) Survival of Obligations. Notwithstanding any other provision in this Agreement to the contrary, the obligations of the parties set forth in this Section 4.5 shall be unconditional and absolute and shall remain in effect without limitation as to time or amount.

Section 4.6 Publicity. No party to this Agreement shall directly or indirectly make any public announcement or statement regarding this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior consent of Purchaser and the Company, such consent not to be unreasonably withheld. No consent shall be required if such announcement is required by Law or the rules or regulations of any United States or foreign securities exchange or automated quotation system.

Section 4.7 Confidentiality. Each of the Stockholders and Purchaser shall (and shall cause each of its respective representatives to) maintain in confidence and not directly or indirectly, use, disseminate, disclose or publish, or use for such Stockholder’s or Purchaser’s benefit or the benefit of any person, firm, corporation or other entity any Confidential Information of the other Parties, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. Each of the Stockholders and Purchaser hereby stipulate and agree that as between them, the Confidential Information is important, material and affects the successful conduct of the business of the Company as currently conducted and as contemplated to be conducted by the Company following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. After the Closing the Confidential Information of the Company shall be deemed Confidential Information of the Purchaser.

Section 4.8 Appointment of Directors and Officers of the Purchaser.

(a) As soon as possible post Closing, the Purchaser shall bring to the vote of the General Meeting the nomination of Mr. Shai Levy to the Board of Directors (the “Purchaser Director”) and shall take such other action as is necessary to accomplish the foregoing. The appointment is conditioned upon the Purchaser Director meeting the qualification requirements under applicable Law and signing any documents reasonably required by the Purchaser to comply with applicable Law.

Section 4.9 Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

ARTICLE V CONDITIONS TO CLOSING

Section 5.1 Conditions Precedent to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party hereto to effect the Transactions shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

(a) Completion of the Financing Round. On or before the Closing Date, Purchaser shall have raised an equity investment of at least US $1,400,000 including the amount to be invested by certain Stockholders under the Investment Transaction.

(b) No Legal Impediments. As of the Closing Date, there shall not be any Legal Proceeding by any Governmental Body before any court or Governmental Body seeking to restrain or prohibit the consummation of this Agreement or any of the other transactions contemplated by this Agreement.

(c) Other Consents. On or before the Closing Date, Purchaser and the Company have each obtained and delivered, as applicable, all necessary board, shareholder and third party consents required to adopt and approve this Agreement and to consummate the Transactions or the other transaction contemplated hereby.

(d) Completion of Due Diligence. Each of Purchaser and the Company, in its reasonable discretion, shall have completed to its satisfaction all necessary technical, financial and legal due diligence including the review of the Company’s inks formulas and products.

Section 5.2 Conditions Precedent to Obligations of the Purchaser. All obligations of the Purchaser under this Agreement are further subject to the fulfillment, satisfaction or (to the extent permitted by Law) waiver by the Purchaser, prior to or on the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. Each of the Company’s and the Stockholders’ representations and warranties contained in Exhibit 2 of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be evaluated as of such earlier date.

(b) Covenants. The Company and the Stockholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company and the Stockholders prior to the Closing.

(c) Officer’s Certificate. Purchaser shall have received a certificate from the Company, validly executed by the Chairman of the Company’s Board for and on the Company’s behalf, to the effect that, as of the Closing the conditions with respect to the Company set forth in Sections 5.1 (b), 5.1 (c), 5.2(a) and 5.2(b) have been satisfied in the form attached hereto as Schedule 5.2(c).

(d) No Material Liabilities. Purchaser shall have received a certificate from the Company, validly executed by the Company’s Chairman of the Board that as of the Closing Date, the Company’s Liabilities do not exceed One Million sixty five thousand ($1,065,000) (excluding the Liabilities to the OCS) in the form of accounts payable, notes payable and accrued expenses (not including allowance for vacation), including the legal and accounting expenses in connection with the Transactions and that the Company has a cash balance of US 200,000 as of the Closing. The Company shall not be a party to or bound by any instrument or agreement relating to any material indebtedness that would limit the issuance or cancellation of any securities pursuant to this Agreement.

(e) Amendment of the Jet CU License Agreement. Purchaser shall have received executed copies of the License Agreement in the form attached hereto as Schedule 5.2(e).

(f) Service Agreement with Jet CU. Company and Jet CU shall have executed the Service Agreement in the form attached hereto as Schedule 5.2(f).

(g) Share Transfer Deeds and Share Certificates. The Purchaser shall have received all physical original certificates evidencing all securities of the Company held by the Stockholders or an affidavit of lost, stolen or destroyed certificate, and a share transfer deed, both in form attached hereto as Schedule 5.2(g), appropriately completed and signed.

(h) Approval of Financial Statements. The Purchaser shall have received the Financial Statements approved by the Purchaser’s auditors as set forth in Section 4.1(i) above.

(i) No Material Adverse Effect on the Company. As of the Closing Date, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company.

(j) Accredited Investor Questionnaire. The Purchaser shall have received an accredited investor questionnaire, in form reasonably satisfactory to the Purchaser, executed by each Stockholder that is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act in the form attached hereto as Schedule 5.2(j).

(k) Regulation S Certification. The Purchaser shall have received a Regulation S Certification, in the form and substance of the certificate annexed hereto as Schedule 5.2(k), executed by each Stockholder that is not a U.S. Person and is not an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(l) Closing of the Investment Transaction. The closing of the Investment Transaction has occurred in accordance with the SPA, and the Purchaser shall have received the Purchase Price due at such closing, as detailed in the SPA and in Section 1.1 (c) above.

(m) The Purchaser shall receive executed resignation letters of all the members of the Board of the Company and its subsidiaries, attached hereto as Schedule 5.2(m).

(n) Company Investment. Certain Stockholders of the Company have invested in the equity of the Company an amount of $200,000, immediately prior to the Closing, and that the Company shares issued to them in respect of such investment are described on Schedule C.

Section 5.3 Conditions Precedent to the Company’s and the Stockholder’s Obligations. All obligations of the Company and the Stockholders under this Agreement are further subject to the fulfillment, satisfaction, or (to the extent permitted by Law) waiver by the Company and the Stockholders prior to or on the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. The Purchaser’s representations and warranties contained in Exhibit 3 of this Agreement shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be evaluated as of such earlier date.

(b) Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate from the Purchaser, validly executed by the Chief Executive Officer of Purchaser for and on the Purchaser’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 5.3(a) and 5.3(b), have been satisfied.

Section 5.4 Frustration of Closing Conditions. None of the Company, Purchaser or the Stockholder Representative may rely on the failure of any condition set forth in Sections 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Transactions and the other transactions contemplated by this Agreement, as required by and subject to Section 5.4.

ARTICLE VI CLOSING

Section 6.1 Closing. Unless otherwise mutually agreed between the Purchaser, the Company and the Stockholders’ Representative, the Closing shall take place at the offices of Primes, Shiloh, Givon, Meir - Law Firm, 16 Derech Hayam St., Haifa 3474110, Israel, on the 2nd Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE V and ARTICLE VI shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

Section 6.2 Stockholder and Company Closing Deliveries. At the Closing, the Stockholders and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser, the deliverables, agreements and documents required pursuant to Section 5.2, each of which shall be in full force and effect.

Section 6.3 Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company or the Stockholders’ Representative, as applicable, the deliverables, agreements and documents required by Section 5.3, each of which shall be in full force and effect.

Section 6.4 Post Closing Actions.

(i) Transfer Agent. The Company shall issue irrevocable instructions to its transfer agent to issue share certificates representing the Shares to the Escrow Agent and to the Paying Agent on behalf of each Stockholder.

(ii) Tax Ruling. The Stockholders shall apply and obtain the Tax Ruling from the ITA with respect to the exchange of the Options.

ARTICLE VII TERMINATION

Section 7.1 Termination Events.

(a) This Agreement may be terminated prior to the Closing:

(i) by mutual written consent of the Purchaser, the Company and the Stockholders’ Representative;

(ii) by written notice from the Purchaser to the Company and the Stockholders’ Representative, if there has been a breach of any representation, warranty, covenant or agreement by the Company or the Stockholders, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in Section 5.1 or Section 5.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) twenty (21) days after written notice thereof is given by the Purchaser to the Company and the Stockholders’ Representative, and (B) the Expiration Date;

(iii) by written notice from the Stockholders’ Representative to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement by the Purchaser, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in Section 5.1 or Section 5.3 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) ten (10) days after written notice thereof is given by the Stockholders’ Representative to the Purchaser, and (B) the Expiration Date; or

(iv) by five (5) days’ prior written notice by the Stockholders’ Representative to the Purchaser or the Purchaser to the Company and the Stockholders’ Representative, as the case may be, in the event the Closing has not occurred on or prior to December 31, 2017 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach by the party seeking such termination; provided that the parties may mutually agree, in writing, to extend the Expiration Date.

(b) In the event of termination of this Agreement pursuant to this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors, stockholders, members or other equity holders, except for obligations under Section 4.7 (Confidentiality), Section 10.3 (Fees and Expenses), Section 10.4 (Waiver; Amendment), Section 10.5 (Entire Agreement), Section 10.6 (Execution of Agreement; Counterparts; Electronic Signatures), Section 10.7 (Governing Law; Venue), Section 10.8 (Attorneys’ Fees), Section 10.9 (Assignment and Successors), Section 10.11 (Notices), Section 10.12 (Severability), Section 10.13 (Schedules and Exhibits) and this Section and the definitions used in each of the foregoing sections, including those set forth in Exhibit 1 hereto, all of which shall survive such termination and the Termination Date. In addition, within two (2) days of the termination date, the Company shall return the Purchaser the loan amount provided to the Company by Purchaser, in a principal amount of US $96,295together with any accrued interest. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement.

ARTICLE VIII INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. The representations and warranties provided for in this Agreement shall survive the Closing.

Section 8.2 Indemnification.

(a) Each Stockholder, severally and not jointly, shall indemnify and hold harmless the Purchaser and its Affiliates, against and in respect of any and all claims, costs, expenses, direct damages, losses, including, without limitation, reasonable attorney fees paid for to any suit, action or proceeding of the above, but excluding any indirect or contingent damages or losses (the “Damages”) resulting from (i) any inaccuracy in any representation or the breach of any warranty made by such Stockholder in this Agreement; (ii) the breach by any Stockholder or the Company until the Closing of any covenant or agreement to be performed hereunder; (iii) any fees, expenses or other payments incurred or owed by the Seller Parties to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; (iv) any Indebtedness of the Company; (v) any and all Taxes of the Company or its Affiliates (or the non-payment thereof), including any and all Taxes of any Person (other than the Company or its Affiliates) imposed on the Company, its Affiliates or any other Indemnified Persons as a transferee, successor, by contract, agreement or other arrangement, pursuant to any Law or otherwise for the period prior to the Closing or payable in connection with or as a result of the Transaction; (vi) failure to obtain Governmental Authorizations; (vii) only with respect to the Affiliated Stockholders, failure of Jet CU to pay the Second Payment; and (vii) any Liabilities.

(b) No Indemnification by the Company. The Stockholders acknowledge and agree that, upon and following the Closing: (i) the Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make Stockholders whole for or on account of any indemnification or other claims made by any Purchaser Indemnitee hereunder; (ii) the Stockholder shall have no right of contribution against the Company with respect to any such indemnification or other claim. By signing this Agreement each Stockholder confirms that effective as of Closing it/he/she irrevocably waives and releases the Company and its Affiliates from any and all claims it may have against the Company for any reason whatsoever.

(c) The Purchaser shall indemnify and hold harmless each Stockholder and their respective Affiliates, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser in this Agreement or the breach by the Purchaser of any covenant or agreement to be performed by it hereunder.

(d) Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnified Party”.

Section 8.3 Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a “Third Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless

(a) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, or (b) the Indemnified Party shall have reasonably concluded that (i) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or (ii) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (a) or (b) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 8.4 Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. In the event of disagreement on the Damages, the Indemnified Party shall be entitled to submit a claim to the authorized court in Israel against the Indemnifying Party and the cost of such proceedings (including costs of investigation and reasonable attorney fees and disbursements) shall be awarded to the prevailing party.

Section 8.5. Limitation on indemnification. Notwithstanding anything to the contrary in this Agreement, the total aggregate liability of any Indemnifying Party to pay indemnification amounts, is expressly limited as set forth in each and all of the provisions below, except in the case of fraud.

(a) No claim for indemnification may be made after expiration of the Survival Periods as set forth below in this Section 8.5(a). However, if prior to the end of the applicable Survival Period an Indemnified Party submits a claim to court regarding an indemnifiable event that has previously occurred or surfaced, the Indemnified Party will be entitled to indemnification for the Damages arising from such event (subject to the limitations set forth elsewhere in this Section Error! Reference source not found.) even if the final resolution of this matter occurs after the end of such Survival Period.

(i) The Survival Period with regard to each Purchaser’s and Stockholders’ representations concerning the right to sell or issue the Shares or the Purchaser Stock, as applicable, shall be seven (5) years as of the Closing Date;

(ii) The Survival Period with regard to Stockholders representations concerning Taxes, shall be seven (5) years as of the Closing Date;

(iii) The Survival Period with regard to all other representations, shall be twenty four (24) months as of the Closing Date.

(b) Where Purchaser Damages are based on breach of a representation regarding the Company or its Subsidiaries, all Stockholders shall participate in the payment of Damages, each according solely to his pro-rata share in the Company’s shares immediately prior to the Closing, always subject to the limitations set forth in this Section 8.5.

(c) Where Purchaser Damages arise from a breach by a certain Stockholder of his representations regarding his Shares, the indemnification amount due to the Indemnified Parties, shall be due solely and exclusively from such Stockholder and no other Stockholder shall be held liable for it, always subject to the procedure and limitations set forth in this Section Error! Reference source not found..

(d) The maximum aggregate indemnification liability of each Stockholder (whether arising in law or equity, in contract, tort, any other theory of law or otherwise) towards any and all Indemnified Parties for any Purchaser Damages giving rise to indemnification or otherwise in connection with this Agreement, shall not exceed the value of the Purchaser Stock held by such Stockholder at the Closing or upon such claim, according to the higher.

(e) The maximum aggregate indemnification liability of the Purchaser (whether arising in law or equity, in contract, tort or any other theory of law) towards any and all Indemnified Parties for any Stockholders Damages giving rise to indemnification, shall not exceed the value of the Shares at the Closing date.

(f) no claim for indemnification pursuant to this Agreement with respect to the Company’s representations, shall be brought against any Stockholder unless and until the aggregate amount of Purchaser Damages for which indemnification is due from all Stockholders in the aggregate equals or exceeds US$50,000, in which case of a claim or claims in excess of the aforesaid threshold the full amount of such Purchaser Damages shall be paid from the first dollar thereof.

(g) Without prejudice to any of the limitation provisions of this Section Error! Reference source not found., no Party shall be liable for special, punitive, exemplary, consequential, or indirect damages, or lost profits, whether based on contract, tort, strict liability, other theory of law or otherwise.

(h) The aforesaid limited liability according to all the provisions of this Section Error! Reference source not found. constitutes the sole and exclusive remedy for the Indemnified Parties under and arising from this Agreement. However, none of the aforesaid limitations shall apply in case of fraud by any Stockholder or by the Purchaser.

Section 8.6 Indemnity Escrow. Subject in all instances to the limitations and provisions provided for in this Section 8, at the Closing, the Purchaser shall deposit the Indemnity Escrow Stock with the Escrow Agent pursuant to the Escrow Agreement attached hereto as Schedule 8.6. The Indemnity Escrow Stock shall be governed by the terms of the Escrow Agreement. The Indemnity Escrow Stock shall be held in escrow until the first Business Day following the two year anniversary of the Closing Date. The Indemnity Escrow Stock, as long as it is held in escrow, shall be available to settle certain contingencies as provided in Section 8. Each Stockholder’s portion of any Purchaser Stock contained in the Indemnity Escrow Stock (as defined in the Escrow Agreement) which are not issued or set aside for the satisfaction of such contingencies will be released to the Stockholders in accordance with the Escrow Agreement, subject to required withholding.

ARTICLE IX STOCKHOLDERS’ REPRESENTATIVE

Section 9.1 Stockholders’ Representative.

(i) Moshe Zimmerman, the Stockholder Representative, is hereby appointed as representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of each Stockholder to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the terms of this Agreement, and to act on behalf of each Stockholder in any amendment of or litigation or arbitration involving this Agreement or any Ancillary Agreements and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated by this Agreement and the Ancillary Agreements;

(ii) to negotiate, execute and deliver all statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that a Stockholder shall execute and deliver any such documents which the Stockholder Representative agrees to execute);

(iii) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(iv) to take all actions or refrain from doing any further act or deed on behalf of the Stockholders which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as a Company Stockholder could do if personally present.

(j) Notwithstanding the enumerated powers granted to the Stockholder Representative in Section 9.1(a) above, the Stockholder Representative shall not have the power to:

(i) waive the condition to the obligations of the Stockholders to consummate the transactions set forth in Section 5.3(f);

(k) If the Stockholder Representative becomes unable to serve as Stockholder Representative, such other Person or Persons as may be designated by him who shall be one of the Stockholders holding the majority of the Purchaser Common Stock, shall succeed as the Stockholder Representative.

(l) The Stockholder Representative shall not be held liable by any of the Stockholders for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Stockholder Representative pursuant to this Agreement, except in the case of the Stockholder Representative’s gross negligence, bad faith or willful misconduct. The Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Stockholder for any action taken or omitted to be taken in good faith based on such advice. The Stockholders will, severally and not jointly, indemnify (in accordance with their pro rata percentages) the Stockholder Representative from any losses arising out of its serving as the Stockholder Representative hereunder, except for losses arising out of or caused by the Stockholder Representative’s gross negligence, bad faith or willful misconduct. The Stockholder Representative is serving in his capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Stockholders hereunder, and the Purchaser and the Company agree that they will not look to the personal assets of the Stockholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Stockholders hereunder except to the extent of the Stockholder Representative’s gross negligence, bad faith or willful misconduct.

ARTICLE X MISCELLANEOUS PROVISIONS

Section 10.1 Further Assurances. Each party to this Agreement shall execute and cause to be delivered to each other party to this Agreement such instruments and other documents, and shall take such other actions, as such other parties may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 10.2 Regulation S Disclosures. THE PURCHASER COMMON STOCK ISSUED TO STOCKHOLDERS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (OTHER THAN DISTRIBUTORS, AS SUCH TERM IS DEFINED IN REGULATION S) UNLESS THE PURCHASER COMMON STOCK IS REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE. HEDGING TRANSACTIONS INVOLVING THE PURCHASER COMMON STOCK ISSUED TO STOCKHOLDERS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

Section 10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

Section 10.4 Waiver; Amendment. Any agreement on the part of a party to this Agreement to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party to this Agreement of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party to this Agreement of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. Prior to the Closing, this Agreement may not be amended, modified or supplemented except by written agreement among the Purchaser, the Company and the Stockholders’ Representative. Following the Closing, this Agreement may not be amended, modified, altered or supplemented except by written agreement between the Purchaser and the Stockholders’ Representative.

Section 10.5 Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement and thereof.

Section 10.6 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement; it being understood that all parties to this Agreement need not sign the same counterparts. Facsimile and “.pdf’ copies of signed signature pages shall be deemed binding originals and no party to this Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf’ as a defense to the formation of a contract.

Section 10.7 Governing Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel, without regard to any provision thereof that would require the application of the law of any other jurisdiction except for securities laws applicable to the Parties. Each party hereby submits to the exclusive jurisdiction of the courts of the State of Israel.

Section 10.8 Attorneys’ Fees. If any Legal Proceeding relating to the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 10.9 Assignment and Successors. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties to this Agreement.

Section 10.10 Parties in Interest. Except for the provisions of ARTICLE IX, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any).

Section 10.11 Notices. All notices, requests, claims, demands, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party to this Agreement when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties to this Agreement):

If to the Company and the Stockholders’ Representative of behalf of the Stockholders:

Moshe Zimmerman

If to the Purchaser:

Dr. Fernando de la Vega, CEO

fernando@pvnanocell.com

Tel: +972-4-6546881, Fax: +972-4-6546880, Mobile phone: +972-54-5599061 with a mandatory copy to (which copy shall not constitute notice):

Primes, Shiloh, Givon, Meir – Law Firm

Attn.: Meytal Katz, Adv. Meytal@pgs-law.co.il

16, Derech Hayam, Haifa Israel 34741

Fax: ++972-4-8381401

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “including” means including without limiting the generality of any description preceding such term;

(vii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(viii) reference to a “Section” or “Article” in this Agreement shall mean a Section or Article, respectively, of this Agreement unless otherwise provided.

(a) Legal Representation of the Parties. This Agreement was negotiated by the parties to this Agreement with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party to this Agreement shall not apply to any construction or interpretation of this Agreement.

(b) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(c) Dollar Amounts. All references to “$” contained in this Agreement shall refer to United States Dollars unless otherwise stated.

Section 10.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.13 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement (including the Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

[This Page Intentionally Left Blank]

[Share Exchange Agreement – Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

THE PURCHASER:

By:
Name: Dr. Fernando de la Vega
Title: CEO

THE COMPANY:

By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE:

STOCKHOLDER

For individuals:

By:
Name:

For entities: Stockholder Name:

By:
Name:
Title:

Address for notices:
Tax ID Number:

Jet CU P.C.B Ltd.

We hereby confirm our agreement to be bound and comply with the terms of the SPA and the terms of Section 1.1(c) and 1.1(d) of this Agreement.

By:
Name:
Title:

Definitions

For purposes of the Agreement (including this EXHIBIT 1):

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Agreement’ means the Share Exchange Agreement of which this Exhibit 1 is a part, as amended or restated from time to time.

“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement and the transaction documents entered into among the Purchaser, the Company and the other parties thereto in connection with the Investment Transaction.

“Business Day” means any day of the year on which national banking institutions in Israel are open to the public for conducting business and are not required or authorized to close.

“Closing” means the consummation of the purchase and sale of the Shares as set forth in ARTICLE VI of the Agreement.

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Agreements, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training, discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Stockholder of any covenant or obligation set forth in the Agreement.

“Contingent Obligation” means, as to any Person, any direct liability of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Escrow Agent” means ESOP Management and Trust Services Ltd.

“Escrow Agreement” means the agreement signed at the Closing between the Escrow Agent, the Purchaser and the Stockholders Representative and the Company, substantially in the form of Schedule 8.5.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authorization” means any (a) approval, permit, license, certificate, certificate of approval, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any arbitral body).

“Indebtedness” means any of the following: (a) any indebtedness, whether or not contingent, for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services; (d) any obligations as lessee under leases that have been, or should be, recorded as capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit or similar facilities; (g) any obligation with respect to interest rate and currency cap, collar, hedging or swap Contracts; (h) any obligation secured by a Lien; (i) a guarantee of the obligations of any other Person (other than guarantee provided to the lessor of the Company’s premises); (j) any guaranty of any of the foregoing; (k) any accrued interest, fees and charges in respect of any of the foregoing; and (l) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

“Indemnity Escrow Stock” means with respect to each Stockholder, 15% of the Purchaser Stock issued to such Stockholder.

“Law” means any Israeli and US federal, national, state, provincial, territorial, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liabilities” means any direct liabilities, obligations, expenses, Indebtedness, claims, and commitments.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Material Adverse Effect” means, with respect to each party, a material adverse effect on (i) the financial condition, business, assets, prospects or results of operations of the party, taken as a whole, (ii) the ability of the party to perform its obligations under this Agreement or (iii) the ability of the party to consummate the Transactions and the other transactions contemplated hereby; provided, however, that in no event shall any change resulting from conditions affecting the industry in which such party operates or from changes in general business or economic conditions be taken into account in determining whether there has been a Material Adverse Effect except to the extent such change has a disproportionate impact on the applicable party relative to other businesses operating in the same industry.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Paying Agent Agreement” means the agreement between ESOP Management and Trust Services Ltd, the Purchaser, the Stockholders to be signed at the Closing date.

“Person” means any individual, Entity, trust, Governmental Body or other organization.

“Regulation S” means Regulation S under the Securities Act, as the same may be amended from time to time, or any similar rule or regulation hereafter adopted by the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Rule 144” means Rule 144 promulgated by the United States Securities and Exchange Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Taxes” means (a) any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, escheat, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United States, or any state, provincial, local or foreign government, or any agency or political subdivision thereof, (b) any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof or in connection with the failure to timely or properly file any Tax Return; (c) any liability for payment of amounts described in clause (a) or (b) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (d) any liability for the payment of amounts described in clauses (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

“Termination Date” means the date prior to the Closing on which the Agreement is terminated in accordance with ARTICLE VIII of the Agreement.

“U.S. Person” has the meaning set forth in Regulation S.

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